PRESS RELEASE

SOURCE: First Trust Advisors L.P.

First Trust Announces Completion of First Trust Specialty Finance and Financial Opportunities Fund Reorganization into FT Confluence BDC & Specialty Finance Income ETF

Wheaton, IL – (BUSINESS WIRE) – June 30, 2025 – First Trust Advisors L.P. (“FTA”) announced today that the reorganization of First Trust Specialty Finance and Financial Opportunities Fund (NYSE: FGB), a closed-end management investment company, managed by FTA and sub-advised by Confluence Investment Management LLC (“Confluence”), into FT Confluence BDC & Specialty Finance Income ETF (NYSE: FBDC), an actively managed exchange-traded fund (“ETF”) managed by FTA and sub-advised by Confluence, was completed prior to the open of the NYSE on June 30, 2025.

As previously announced, the shareholders of FGB approved FGB’s reorganization into FBDC at a Special Meeting of Shareholders on May 5, 2025. The reorganization was approved by the Board of Trustees of each of FGB and FBDC on September 8-9, 2024.

In the reorganization, the assets of FGB were transferred to, and the liabilities of FGB were assumed by, FBDC. The shareholders of FGB received shares of FBDC with a value equal to the aggregate net asset value of the shares of FGB held by them.

FBDC is an actively managed ETF that seeks to provide a high level of current income, with a secondary objective of attractive total return. FBDC pursues these investment objectives by investing in BDCs and other specialty finance companies that Confluence believes offer attractive opportunities for income and capital appreciation.

FTA is a federally registered investment advisor and serves as the Fund's investment advisor. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $268 billion as of May 31, 2025 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

Confluence Investment Management LLC, an SEC registered investment advisor, serves as the investment sub-advisor to FGB and the new ETF. The Confluence team has more than 600 years of combined financial experience and 400 years of portfolio management/research experience, maintaining a track record that dates back to 1994. As of March 31, 2025, Confluence had $12.7 billion in assets under management and advisement (assets under management = $7.2 billion; assets under advisement = $5.5 billion).

This press release is not intended to, and shall not, constitute an offer to purchase or sell shares of FBDC. An investor should carefully consider the investment objectives, risks, charges and expenses of FBDC before investing. The prospectus for FBDC contains this and other important information and is available free of charge by calling First Trust Portfolios L.P. at 1-800-621-1675 or visiting www.ftportfolios.com. The prospectus should be read carefully before investing.

_______________________________________

CONTACT: Jeff Margolin – (630) 517-7643

___________________________________

CONTACT: Jim Dykas – (630) 517-7665

___________________________________

SOURCE: First Trust Advisors L.P.